Registration No. ___________________

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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ADMAX RESOURCES INC.
 (Name of small business issuer in its charter)

Nevada	1081	N/A
(State or Other Jurisdiction of Organization)	(Primary Standard Industrial Classification Code)	(IRS Employer Identification #)

ADMAX RESOURCES INC.	CORPORATION TRUST COMPANY OF NEVADA
794 East 20th Avenue	6100 Neil Road, Suite 500
Vancouver, British Columbia	Reno, Nevada 89544
Canada V5V 1N3	(775) 688-3061
(778) 863-0186
(Address and telephone of registrant's executive office)	(Name, address and telephone number of agent for service)

Copies to:
Conrad C. Lysiak, Esq.
601 West First Avenue, Suite 503
Spokane, Washington 99201
(509) 624-1475

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional common stock for an offering under Rule 462(b) of the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed under Rule 462(c) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed under Rule 462(d) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made under Rule 434, please check the following box. [ ]

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CALCULATION OF REGISTRATION FEE

	Amount To Be	Offering Price	Aggregate	Registration
Securities to be Registered	Registered	Per Share	Offering Price	Fee [1]
Common Stock by Selling Shareholders	1,380,000	$0.025	$34,500	$100.00

Total	1,380,000	$0.025	$34,500	$100.00

[1]     Estimated solely for purposes of calculating the registration fee under Rule 457(c).

REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON DATES AS THE COMMISSION, ACTING UNDER SAID SECTION 8(a), MAY DETERMINE.

Prospectus

ADMAX RESOURCES INC.
 1,380,000 Shares of Common Stock

We are registering for sale by selling shareholders, 1,380,000 shares of common stock. We will not receive any proceeds from the shares sold by the selling shareholders.

The sales price to the public is fixed at $0.025 per share until such time as the shares of our common stock become traded on the Bulletin Board operated by the National Association of Securities Dealers, Inc. or another exchange. If our common stock becomes quoted on the Bulletin Board or another exchange, then the sales price to the public will vary according to the selling decisions of each selling shareholder and the market for our stock at the time of resale.

Our shares of common stock are not traded anywhere.

Investing in our common stock involves risks. See "Risk Factors" starting at page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. It's illegal to tell you otherwise.

The date of this prospectus is _________________________.

SUMMARY OF OUR OFFERING

Our business

We were incorporated in the State of Nevada on May 18, 2005. We are an exploration stage corporation. We do not own any interest in any property, but merely have the right to conduct exploration activities on one property. The property consists of one mineral claim containing 622 acres located in the Similkameen region of British Columbia, Canada. The one property consists of one mineral claim. We intend to explore for gold on the property. Our exploration program should take approximately 365 days, weather permitting. If we do not find mineralized material on the property, we do not know what we will do.

Our administrative office is located at 794 East 20th Avenue, Vancouver, British Columbia, Canada V5V 1N3 and our telephone number is (778)863-0186 and our registered statutory office is located at 6100 Neil Road, Suite 500, Reno, Nevada 89544. Our fiscal year end is June 30. Our mailing address is 794 East 20th Avenue, Vancouver, British Columbia, Canada V5V 1N3.

The offering

Following is a brief summary of this offering:

Securities being offered by selling shareholders	1,380,000 shares of common stock
Offering price per share	$0.025
Net proceeds to us	None
Number of shares outstanding before the offering	2,380,000
Number of shares outstanding after the offering if all of the shares are sold	2,380,000

Selected financial data

The following financial information summarizes the more complete historical financial information at the end of this prospectus.

	As of	As of
	September 30, 2005	June 30, 2005
	(Unaudited)	(Audited)
Balance Sheet
Total Assets	$6,936	$244
Total Liabilities	$11,119	$15,170
Stockholders Equity (Deficit)	$(4,183)	$(14,926)

	From Inception	From Inception
	through	through
	September 30, 2005	June 30, 2005
	(Unaudited)	(Audited)
Income Statement
Revenue	$0	$0
Total Expenses	$16,193	$14,936
Net Loss	$(16,193)	$(14,936)

RISK FACTORS

Please consider the following risk factors before deciding to invest in our common stock.

Risks associated with ADMAX RESOURCES INC.:

  Because our auditors have issued a going concern opinion, there is substantial uncertainty we will continue activities in which case you could lose your investment.

  Our auditors have issued a going concern opinion. This means that there is substantial doubt that we can continue as an ongoing business for the next twelve months. As such we may have to cease activities and you could lose your investment.

  Because the probability of an individual prospect ever having reserves is extremely remote, any funds spent on exploration will probably be lost.

  The probability of an individual prospect ever having reserves is extremely remote. In all probability the property does not contain any reserves. As such, any funds spent on exploration will probably be lost which result in a loss of your investment.

  Our management has limited technical training and experience in mineral activities and consequently our activities, earnings and ultimate financial success could be irreparably harmed.

  Our management has limited technical training and experience with exploring for, starting, and operating a mine. With no direct training or experience in these areas, management may not be fully aware of many of the specific requirements related to working within the industry. Management's decisions and choices may not take into account standard engineering or managerial approaches mineral exploration companies commonly use. Consequently, our activities, earnings and ultimate financial success could suffer irreparable harm due to management's lack of experience in the industry.

  We lack an operating history and have losses which we expect to continue into the future. As a result, we may have to suspend or cease activities.

  We were incorporated in May 2005 and we have not started our proposed business activities or realized any revenues. We have no operating history upon which an evaluation of our future success or failure can be made. Our net loss since inception is $16,193. The loss was a result of the payment of fees for staking our claims, incorporation, legal and accounting. Our ability to achieve and maintain profitability and positive cash flow is dependent upon

*	our ability to locate a profitable mineral property
*	our ability to generate revenues
*	our ability to reduce exploration costs.

  Based upon current plans, we expect to incur operating losses in future periods. This will happen because there are expenses associated with the research and exploration of our mineral properties. As a result, we may not generate revenues in the future. Failure to generate revenues will cause us to suspend or cease activities.

  Because we will have to spend additional funds to determine if we have a reserve, if we can't raise the money we will have to cease operations and you could lose your investment.

  Even if we complete our current exploration program and it is successful in identifying a mineral deposit, we will have to spend substantial funds on further drilling and engineering studies before we will know if we have a commercially viable mineral deposit, a reserve.

  Because our management only has limited technical training or experience in exploring for, starting, and operating an exploration program, management's decisions and choices may not take into account standard engineering or managerial approaches mineral exploration companies commonly use. As a result, we may have to suspend or cease activities which will result in the loss of your investment.

  Our management has limited experience with exploring for, starting, and operating an exploration program. Further, our management has no direct training or experience in these areas and as a result may not be fully aware of many of the specific requirements related to working within the industry. Management's decisions and choices may not take into account standard engineering or managerial approaches mineral exploration companies commonly use. Consequently our activities, earnings and ultimate financial success could suffer irreparable harm due to management's lack of experience in this industry. As a result we may have to suspend or cease activities which will result in the loss of your investment.

  Weather interruptions in the province of British Columbia may affect and delay our proposed exploration activities.

  Our proposed exploration work can only be performed approximately six to seven months out of the year. This is because rain and snow cause the roads leading to our claims to be impassible during five to six months of the year. When roads are impassible, we are unable to conduct exploration activities on the property.

  Because we are small and do no have much capital, we may have to limit our exploration activity which may result in a lose of your investment.

  Because we are small and do not have much capital, we must limit our exploration activity. As such we may not be able to complete an exploration program that is as thorough as we would like. In that event, an existing reserve may go undiscovered. Without a reserve, we cannot generate revenues and you will lose your investment.

  We may not have access to all of the supplies and materials we need to begin exploration which could cause us to delay or suspend activities.

  Competition and unforeseen limited sources of supplies in the industry could result in occasional spot shortages of supplies, such as dynamite, and certain equipment such as bulldozers and excavators that we might need to conduct exploration. We have not attempted to locate or negotiate with any suppliers of products, equipment or materials. We will attempt to locate products, equipment and materials after this offering is complete. If we cannot find the products and equipment we need, we will have to suspend our exploration plans until we do find the products and equipment we need.

  Because Messrs. Zhenyong Gao and David W. Ze have other outside business activities and each will only be devoting 10% of his time or approximately four hours per week each to our activities, our activities may be sporadic which may result in periodic interruptions or suspensions of exploration.

  Because Messrs. Zhenyong Gao and David W. Ze, our officers and directors, have other outside business activities and each will be only be devoting 10% of his time or four hours each per week to our activities, our activities may be sporadic and occur at times which are convenient to Messrs. Gao and Ze. As a result, exploration of the property may be periodically interrupted or suspended.

  Because title to the property is held in the name of another person, if he transfers the property to someone other than us, we will cease activities.

  Title to the property upon which we intend to conduct exploration activities is not held in our name. Title to the property is recorded in the name of Mr. Zhenyong Gao. If Mr. Gao transfers the property to a third person, the third person will obtain good title and we will have nothing. If that happens we will be harmed in that we will not own any property and we will have to cease activities. We believe if Mr. Gao transfers title to a third party, we will not have any claim against Mr. Gao. Under British Columbia law, title to British Columbia mineral claims can only be held by British Columbia residents. In the case of corporations, title must be held by a British Columbia corporation. In order to comply with the law, we would have to incorporate a British Columbia wholly owned subsidiary corporation and obtain audited financial statements. We believe those costs would be a waste of our money at this time since the legal costs of incorporating a subsidiary corporation, the accounting costs of audited financial statements for the subsidiary corporation, together with the legal and accounting costs of expanding this registration statement would cost several thousands of dollars. Accordingly, we have elected not to create the subsidiary at this time, but will do so if mineralized material is discovered on the property.

Risks associated with this offering:
  Because all of our assets and our officers and directors are located outside the United States of America, it may be difficult for an investor to enforce within the United States any judgments obtained against us or any of our officers and directors.

  All of our assets are located outside of the United States and we do not currently maintain a permanent place of business within the United States. In addition, our directors and officers are nationals and/or residents of countries other than the United States, and all or a substantial portion of such persons' assets are located outside the United States. As a result, it may be difficult for an investor to effect service of process or enforce within the United States any judgments obtained against us or our officers or directors, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof. In addition, there is uncertainty as to whether the courts of Canada and other jurisdictions would recognize or enforce judgments of United States courts obtained against us or our directors and officers predicated upon the civil liability provisions of the securities laws of the United States or any state thereof, or be competent to hear original actions brought in Canada or other jurisdictions against us or our directors and officers predicated upon the securities laws of the United States or any state thereof.

  Because we have only two officers and directors who are responsible for our managerial and organizational structure, in the future, there may not be effective disclosure and accounting controls to comply with applicable laws and regulations which could result in fines, penalties and assessments against us.

  We have only two officers and directors. They are responsible for our managerial and organizational structure which will include preparation of disclosure and accounting controls under the Sarbanes Oxley Act of 2002. When theses controls are implemented, they will be responsible for the administration of the controls. Should they not have sufficient experience, they may be incapable of creating and implementing the controls which may cause us to be subject to sanctions and fines by the Securities Exchange Committee which ultimately could cause us to lose money.

  Because there is no public trading market for our common stock, you may not be able to resell your stock.

  There is currently no public trading market for our common stock. Therefore there is no central place, such as stock exchange or electronic trading system to resell your shares. If you do want to resell your shares, you will have to locate a buyer and negotiate your own sale.

  Because we may issue additional shares of common stock, your investment could be subject to substantial dilution.

  We anticipate that any additional funding will be in the form of equity financing from the sale of our common stock. In the future, if we do sell more common stock, your investment could be subject to dilution. Dilution is the difference between what you pay for your stock and the net tangible book value per share immediately after the additional shares are sold by us.

  Because our securities are subject to penny stock rules, you may have difficulty reselling your shares.

  Our shares as penny stocks are covered by section 15(g) of the Securities Exchange Act of 1934 which imposes additional sales practice requirements on broker/dealers who sell the Company's securities including the delivery of a standardized disclosure document; disclosure and confirmation of quotation prices; disclosure of compensation the broker/dealer receives; and, furnishing monthly account statements. For sales of our securities, the broker/dealer must make a special suitability determination and receive from its customer a written agreement prior to making a sale. The imposition of the foregoing additional sales practices could adversely affect a shareholder's ability to dispose of his stock.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of common stock in this offering. All proceeds from the sale of the shares of common stock will be received by the selling shareholders.

DETERMINATION OF OFFERING PRICE

The price of the shares has been determined by our board of directors. We selected the $0.025 price the sale of our shares of common stock. Currently there is no market for the shares and we wanted to give our shareholders the ability to sell their shares for the price they paid us. If our shares are listed for trading on the Bulletin Board, the price of the shares will be established by the market.

DILUTION

Since all of the shares of common stock being registered are already issued and outstanding, no dilution will result from this offering.

PLAN OF DISTRIBUTION

There are forty-four selling shareholders. They may be deemed underwriters. They may sell some or all of their common stock in one or more transactions, including block transactions:

1.	On such public markets or exchanges as the common stock may from time to time be trading;
2.	In privately negotiated transactions;
3.	Through the writing of options on the common stock;
4.	In short sales; or
5.	In any combination of these methods of distribution.

The sales price to the public is fixed at $0.025 per share until such time as the shares of our common stock become traded on the Bulletin Board operated by the National Association of Securities Dealers, Inc. or another exchange. If our common stock becomes quoted on the Bulletin Board or another exchange, then the sales price to the public will vary according to the selling decisions of each selling shareholder and the market for our stock at the time of resale. In these circumstances, the sales price to the public may be:

1.	The market price of our common stock prevailing at the time of sale;
2.	A price related to such prevailing market price of our common stock; or
3.	Such other price as the selling shareholders determine from time to time.

The shares may also be sold in compliance with the Securities and Exchange Commission's Rule 144. The selling shareholders may also sell their shares directly to market makers acting as principals or brokers or dealers, who may act as agent or acquire the common stock as a principal. Any broker or dealer participating in such transactions as agent may receive a commission from the selling shareholders, or, if they act as agent for the purchaser of such common stock, from such purchaser. The selling shareholders will likely pay the usual and customary brokerage fees for such services. Brokers or dealers may agree with the selling shareholders to sell a specified number of shares at a stipulated price per share and, to the extent such broker or dealer is unable to do so acting as agent for the selling shareholders, to purchase, as principal, any unsold shares at the price required to fulfill the respective broker's or dealer's commitment to the selling shareholders. Brokers or dealers who acquire shares as principals may thereafter resell such shares from time to time in transactions in a market or on an exchange, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such re-sales may pay or receive commissions to or from the purchasers of such shares. These transactions may involve cross and block transactions that may involve sales to and through other brokers or dealers.

We can provide no assurance that all or any of the common stock offered will be sold by the selling shareholders. We are bearing all costs relating to the registration of the common stock, estimated to be $29,500.00. The selling shareholders, however, will pay commissions or other fees payable to brokers or dealers in connection with any sale of the common stock. The selling shareholders must comply with the requirements of the Securities Act of 1933 and the Securities Exchange Act of 1934 in the offer and sale of the common stock. In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may, among other things:

  Not engage in any stabilization activities in connection with our common stock;

  Furnish each broker or dealer through which common stock may be offered, such as copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and

  Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act of 1934.

There is no assurance that any of the selling shareholders will sell any or all of the shares offered by them. Under the securities laws of certain states, the shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is met.

Of the 2,380,000 shares of common stock outstanding as of November 30, 2005, 1,000,000 are owned by our officers and directors and may only be resold pursuant to this registration statement or in compliance with Rule 144 of the Securities Act of 1933.

We have not declared any cash dividends, nor do we intend to do so. We are not subject to any legal restrictions respecting the payment of dividends, except that they may not be paid to render us insolvent. Dividend policy will be based on our cash resources and needs and it is anticipated that all available cash will be needed for our operations in the foreseeable future.

Section 15(g) of the Exchange Act

Our shares are covered by section 15(g) of the Securities Exchange Act of 1934, as amended, and Rules 15g-1 through 15g-6, and 15g-9 promulgated thereunder. They impose additional sales practice requirements on broker/dealers who sell our securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses).

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules.

Rule 15g-2 declares unlawful broker/dealer transactions in penny stocks unless the broker/dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker/dealer to engage in a penny stock transaction unless the broker/dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker/dealers from completing penny stock transactions for a customer unless the broker/dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker/dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales persons compensation.

Rule 15g-6 requires broker/dealers selling penny stocks to provide their customers with monthly account statements.

Rule 15g-9 requires broker/dealers to approve the transaction for the customer's account; obtain a written agreement from the customer setting forth the identity and quantity of the stock being purchased; obtain from the customer information regarding his investment experience; make a determination that the investment is suitable for the investor; deliver to the customer a written statement for the basis for the suitability determination; notify the customer of his rights and remedies in cases of fraud in penny stock transactions; and, the NASD's toll free telephone number and the central number of the North American Administrators Association, for information on the disciplinary history of broker/dealers and their associated persons.

The application of the penny stock rules may affect your ability to resell your shares.

BUSINESS

General

We were incorporated in the State of Nevada on May 18, 2005. We are an exploration stage corporation. We do not own any interest in any property, but merely have the right to conduct exploration activities on one property. The property consists of one mineral claim containing 622 acres located in the Similkameen region of British Columbia, Canada. The one property consists of one mineral claim. We intend to explore for gold on the property. Our exploration program should take approximately 365 days, weather permitting. If we do not find mineralized material on the property, we do not know what we will do.

We have no plans to change our business activities or to combine with another business, and are not aware of any events or circumstances that might cause us to change our plans. Currently, we do not intend to acquire other interests in any other mineral properties. Our business plan is solely to explore one mineral property. If we are successful in our initial endeavors, we may look at other exploration situations.

Background

In June 2005, Mr. Gao, our president and a member of the board of directors acquired one mineral property containing by arranging the staking of the same through James W. McLeod, a non affiliated third party for US$10.00. Mr. McLeod is a self employed contract staker and field worker residing in Vancouver, British Columbi. We have not paid and do not intend to reimburse Mr. Gao for the cost of acquiring the claim.

Canadian jurisdictions allow a mineral explorer to claim a portion of available Crown lands as its exclusive area for exploration by depositing posts or other visible markers to indicate a claimed area. The process of posting the area is known as staking. The claim is recorded in the name of Mr. Gao, one of our officers and directors, to avoid paying additional fees. James McLeod, a Vancouver geologist, suggested that the property be held in Mr. Gao and we concurred therein. The property was selected by Mr. Gao after consulting with Mr. McLeod. Mr. McLeod was paid $1,000 to stake the claim. No money was paid to Mr. Gao to hold the claim. No money will be paid to Mr. Gao to transfer the property to us. Mr. Gao has not provided us with a signed or executed bill of sale in our favor. Mr. Gao will issue a bill of sale to a subsidiary corporation to be formed by us should mineralized material be discovered on the property.

Under British Columbia law, title to British Columbia mineral claims can only be held by British Columbia residents. In the case of corporations, title must be held by a British Columbia corporation. Since we are an American corporation, we can never possess legal mineral claim to the land. In order to comply with the law we would have to incorporate a British Columbia wholly owned subsidiary corporation and obtain audited financial statements. We believe those costs would be a waste of our money at this time since the legal costs of incorporating a subsidiary corporation, the accounting costs of audited financial statements for the subsidiary corporation, together with the legal and accounting costs of expanding this registration statement would cost several thousands of dollars. Accordingly, we have elected not to create the subsidiary at this time, but will do so if mineralized material is discovered on the property.

In the event that we find mineralized material and the mineralized material can be economically extracted, we will form a wholly owned British Columbia subsidiary corporation and Mr. Gao will convey title to the property to the wholly owned subsidiary corporation. Should Mr. Gao transfer title to another person and that deed is recorded before we record our documents, that other person will have superior title and we will have none. If that event occurs, we will have to cease or suspend activities and we will have no cause of action against Mr. Gao. Mr. Gao has agreed verbally with us not to cause the title to pass to another entity.

To date we have not performed any work on the property. All Canadian lands and minerals which have not been granted to private persons are owned by either the federal or provincial governments in the name of Her Majesty. Ungranted minerals are commonly known as Crown minerals. Ownership rights to Crown minerals are vested by the Canadian Constitution in the province where the minerals are located. In the case of the Company's property, that is the province of British Columbia.

In the nineteenth century, the practice of reserving the minerals from fee simple Crown grants was established. Legislation now ensures that minerals are reserved from Crown land dispositions. The result is that the Crown is the largest mineral owner in Canada, both as the fee simple owner of Crown lands and through mineral reservations in Crown grants. Most privately held mineral titles are acquired directly from the Crown. Our property is one such acquisition. Accordingly, fee simple title to our property resides with the Crown. That means that the Crown owns the surface and minerals.

Our claim is a mineral lease issued pursuant to the British Columbia Mineral Act. The lessee has exclusive rights to mine and recover all of the minerals contained within the surface boundaries of the lease continued vertically downward.

The property is unencumbered, that is there are no claims, liens, charges or liabilities against the property, and there are no competitive conditions, that is the action of some unaffiliated third party, that could affect the property. Further, there is no insurance covering the property and we believe that no insurance is necessary since the property is unimproved and contains no buildings or improvements.

To date we have not performed any work on the property. Accordingly, there is no assurance that a commercially viable mineral deposit, a reserve, exists in the property, in fact the likelihood that a commercially viable mineral deposit exists is remote.

There are no native land claims that affect title to the property. We have no plans to try interest other companies in the property if mineralization is found. If mineralization is found, we will try to develop the property ourselves.

Mr. McLeod suggested purchasing the claim to Mr. Gao. Mr. Gao after reviewing the matter with Mr. McLeod agreed and accordingly it was decided to proceed with the project as discussed herein.

Claims

The following is a list of tenure numbers, claim, date of recording and expiration date of our claims:

Claim No.	Document Description	Recording	Expiration
514554	August	June 16, 2005	June 15, 2006

Our claim consists of 12 contiguous units comprising of a total of 622 acres.

In order to maintain this claim, Mr. Gao must pay a fee of CDN$100 per year per claim or we must perform work on the claim. As long as the fee is paid, no work has to be performed to maintain the claim. Mr. Gao can renew the claim indefinitely by paying the fee; the amount of the renewal will not increase for the year ending 2006. We have no idea if the fee to renew the claim will increase after 2006. There is no grace period if there is a default on the work or if Mr. McLeod misses renewing the claim. Mr. Gao will not cause the claim to expire as a result of not renewing the same or failing to perform work on the claim, provided mineralized material is found. In the event that our exploration program does not find mineralized material, Mr. Gao will allow the claim expires and we will cease activities. Our officers and directors will personally reimburse Mr. Gao for payments made by him to maintain the claim.

The property was selected because gold and platinum has been discovered in the area.

Location and Access

The property is accessible by traveling south of Princeton, British Columbia, along the south side of the Similkameen River valley for 2 miles on Provincial Highway 3 and then south on the Willis Ranch road for three miles to August Lake and the mineral claim.

The August property lies within the transition zone between Dry Interior and Sub-Alpine Forest and experiences between 25"-35" of precipitation annually of which about 30% may occur as snow. The summers can be fairly hot while the winters may be fairly cold and last from November - March.

The valley bottoms are thick conifer forest covered as are most of the hillsides, this accounts for the active logging industry in the area. Open rangeland is quite plentiful in the area which accounts for the abundance of cattle and both wild deer, the mule and the whitetail. Mining of both metals and industrial minerals is important to the economic well being of the area.

The center of the town of Princeton, British Columbia which lies 5 miles by road northwest of the mineral claim offers a portion of the necessary infrastructure required to carry-out exploration, including drilling and mine development programs, i.e. accommodations, communications, but equipment and supplies can be a problem and would require ordering out of the larger centers of Vancouver or Kamloops, British Columbia

The property is located in the southwestern part of the Interior Plateau where it has been dissected by many water courses that change the appearance of the generally higher flat areas further to the north to long flattish or sloping topped hills occurring about the Princeton area. The broad valleys of the general area exhibit the U-shaped, glacial eroded cross section.

MAP 1

511927
510903
1100
Pits
1091
816
August
Lake
92H.048
514554
1165

Copyright © Province of British Columbia
Map Center: 120° 25' 57" W, 49° 25' 52" N

MAP 2

Physiography

Our property lies within the Interior Wet Belt biotic zone and experiences between 25" and 35" of precipitation annually of which about 30% may occur as a snow equivalent. The summers can experience hot squally weather while the winters may be cold and last from November through March. The property is snow-free from March to November. Providing a six to seven month exploration season. As such, no exploration will take place from approximately November to March. The valley bottoms are thick conifer forest covered which accounts for the very active logging industry in the area.

The property is located in the south-central part of the Interior Plateau at the southern end of the Monashee Mountains. The physiographic setting of the property can be described as rounded, mountainous terrain that has been surficially altered both by the erosional and depositional (drift cover) effects of glaciation. The broad north-south trending valleys, i.e. the Granby, Burrell and Bluejoint exhibit the U-shaped, glacial eroded cross section. Drift cover in the valleys may vary considerably.

Property Geology

The oldest rocks in the general area are the Upper Triassic Nicola Group of volcanic rocks and minor sediments. They are north-south trending zones that are divided into three east-west belts on the basis of bounding north-south faults. The Nicola Group is characterized by greenish (tight) andesites, coarser grained augite diorite and tuffaceous lavas with isolated occurrences of limestone and minor argillites. The Nicola Group is an elongated belt of eugeosynclinal rocks that may be observed from near the 49th parallel and trending northward for over 240 kilometres (150 miles). The width of the belt approaches 50 km. (30 miles) in places and may be bound on its' east margin by early Jurassic intrusive and rarely by older Paleozoic (Permian) sedimentary and volcanic rocks. Its' west margin is bounded by early Tertiary intrusive to older Cretaceous intrusive and older still Triassic intrusive rocks.

The next oldest rocks in the general area are the Copper Mountain Intrusive which have been assigned a post Upper Triassic age and are characterized by intermediate composition alkaline intrusive that are seen to range in composition from syenite through gabbro and pyroxenite. This differentiated rock suite may be the parent intrusive of the overlying Nicola volcanic rocks.

The property is underlain by sediments, volcanic and intrusive rocks.

We selected the property because platinum and gold have been found on other properties nearby. Other than the foregoing, we did not rely on technical information for the selection of the property. Mr. Gao, one of our officers and directors, was responsible for the selection of the property in consultation with Mr. McLeod.

Mineralization

Mineralization observed by Mr. McLeod on the property include chlorite, sericite, epidote, calcite and minor quartz veining.

History of Previous Work

To our knowledge, there has never been exploration activity on the property.

Our Proposed Exploration Program

We are prospecting for gold. Our target is mineralized material. Our success depends upon finding mineralized material. Mineralized material is a mineralized body which has been delineated by appropriate spaced drilling or underground sampling to support sufficient tonnage and average grade of metals to justify removal. If we do not find mineralized material or we cannot remove mineralized material, either because we do not have the money to do it or because it is not economically feasible to do it, we will cease activities and you will lose your investment. We anticipate being able to delineate a mineralized body, if one exists, within nine months of beginning exploration.

We do not own any interest in any property, but merely have the right to conduct exploration activities on one property.

In addition, we may not have enough money to complete our exploration of the property. If it turns out that we have not raised enough money to complete our exploration program, we will try to raise additional funds from a second public offering, a private placement or loans. At the present time, we have not made any plans to raise additional money and there is no assurance that we would be able to raise additional money in the future. If we need additional money and cannot raise it, we will have to suspend or cease activities.

We must conduct exploration to determine what amount of minerals, if any, exist on the property and if any minerals which are found can be economically extracted and profitably processed.

The property is undeveloped raw land. Detailed exploration and surveying has not been initiated and will not be initiated until we raise money in this offering. That is because we do not have money to start exploration. Once the offering is concluded, we intend to start exploration activities. To our knowledge, no previous exploration activities have taken place on the property. The only event that has occurred is the staking of the property by Mr. McLeod, a physical examination of the property and five days of staking and prospecting. Mr. McLeod examined the surface and took samples. The samples did not reveal anything. Mr. McLeod used a hammer, pick and sack to take samples. While Mr. McLeod is a geologist, he is not an engineer, and accordingly his area of expertise is limited to geological matters. Mr. McLeod did not use any previous filed reports on the property. Before gold retrieval can begin, we must explore for and find mineralized material. After that has occurred we have to determine if it is economically feasible to remove the mineralized material. Economically feasible means that the costs associated with the removal of the mineralized material will not exceed the price at which we can sell the mineralized material. We cannot predict what that will be until we find mineralized material.

We do not know if we will find mineralized material.

Our exploration program is designed to economically explore and evaluate the property.

We do not claim to have any minerals or reserves whatsoever at this time on any of the property.

We intend to implement an exploration program which consists of core sampling. Core sampling is the process of drilling holes to a depth of up to 1,400 feet in order to extract a samples of earth. Mr. Gao and the consultant we hire will determine where drilling will occur on the property. The samples will be tested to determine if mineralized material is located on the property. Based upon the tests of the core samples, we will determine if we will terminate activities; proceed with additional exploration of the property; or develop the property. The proceeds from this offering are designed to only fund the costs of core sampling and testing. We intend to take our core samples to Geoterrex Limited, analytical chemists, geochemists and registered assayers located in Toronto, Ontario. Neither we nor our officers or directors have any affiliation with Geoterrex. Geoterrex is a registered assayer.

We estimate the cost of core sampling will be $20.00 per foot drilled. A drilling rig is required to take the core samples. The cost of the drilling rig is included in the drilling cost per foot. We will drill approximately 1,000 linear feet or ten holes. We estimate that it will take up to three months to drill the holes to a depth of 100 feet. We will pay an exploration consultant up to a maximum of $5,000 per month for his services during the three month period or a total of $15,000. The consultant will be responsible for managing the project, supervising the core sampling, and hiring subcontractors to perform work on the property. Our employees will not have involvement in the work performed, but will be overseeing everything. The total cost for analyzing the core samples will be $3,000.

The breakdown of estimated times and dollars was made by Messrs. Gao and Ze in consultation with Mr. McLeod.

We do not intend to interest other companies in the property if we find mineralized materials. We intend to try to develop the reserves ourselves.

If we are unable to complete exploration because we do not have enough money, we will cease activities until we raise more money. If we cannot or do not raise more money, we will cease activities. If we cease activities, we don't know what we will do and we don't have any plans to do anything else.

We cannot provide you with a more detailed discussion of how our exploration program will work and what we expect will be our likelihood of success. That is because we have a piece of raw land and we intend to look for mineralized material. We may or may not find any mineralized material. We hope we do, but it is impossible to predict the likelihood of such an event.

We do not have any plan to make our company to revenue generation. That is because we have not found economic mineralization yet and it is impossible to project revenue generation from nothing.

We anticipate starting exploration operation in the spring of 2006, weather permitting.

If we do not find mineralized material on the property, Mr. Gao will allow the claim to expire and we will cease activities.

Competitive Factors

The gold mining industry is fragmented. We compete with other exploration companies looking for gold. We are one of the smallest exploration companies in existence. We are an infinitely small participant in the gold mining market. While we compete with other exploration companies, there is no competition for the exploration or removal or mineral from out property. Readily available gold markets exist in Canada and around the world for the sale of gold. Therefore, we will be able to sell any gold that we are able to recover.

Regulations

Our mineral exploration program is subject to the British Columbia Mineral Tenure Act Regulation. This act sets forth rules for

*	locating claims
*	working claims
*	reporting work performed

We are also subject to the British Columbia Mineral Exploration Code which tells us how and where we can explore for minerals. We must comply with these laws to operate our business. Compliance with these rules and regulations will not adversely affect our activities. These regulations will not impact our exploration activities. The only current costs we anticipate at this time are reclamation costs. Reclamation costs are the costs of restoring the property to its original condition should mineralized material not be found. We estimate that it will cost between $3,000 and $9,000 to restore the property to its original condition, should mineralized material not be found. The variance is based upon the number of holes that are drilled by us.

Environmental Law

We are also subject to the Health, Safety and Reclamation Code for Mines in British Columbia. This code deals with environmental matters relating to the exploration and development of mineral properties. Its goals are to protect the environment through a series of regulations affecting:

1.	Health and Safety
2.	Archaeological Sites
3.	Exploration Access

We are responsible to provide a safe working environment, not disrupt archaeological sites, and conduct our activities to prevent unnecessary damage to the property.

We will secure all necessary permits for exploration and, if development is warranted on the property, will file final plans of operation before we start any mineral activities. We anticipate no discharge of water into active stream, creek, river, lake or any other body of water regulated by environmental law or regulation. No endangered species will be disturbed. Restoration of the disturbed land will be completed according to law. All holes, pits and shafts will be sealed upon abandonment of the property. It is difficult to estimate the cost of compliance with the environmental law since the full nature and extent of our proposed activities cannot be determined until we start our activities and know what that will involve from an environmental standpoint.

We are in compliance with the act and will continue to comply with the act in the future. We believe that compliance with the act will not adversely affect our business activities in the future.

Exploration stage companies have no need to discuss environmental matters, except as they relate to exploration activities. The only "cost and effect" of compliance with environmental regulations in British Columbia is returning the surface to its previous condition upon abandonment of the property. We cannot speculate on those costs in light of our ongoing plans for exploration. When we are ready to drill, we will notify the B.C. Inspector of Mines. He will require a bond to be put in place to assure that the property will be restored to its original condition. We have estimated the cost of restoring the property to be between $3,000 to $9,000, depending upon the number of holes drilled.

Subcontractors

We intend to use the services of subcontractors for manual labor exploration work on our properties.

Employees and Employment Agreements

At present, we have no employees, other than our officers and directors. Our officers and directors are part-time employees and will devote about 10% of their time to our operation. Accordingly we have two total employees, no full-time employee and two part-time employees. Our officers and directors do not have employment agreements with us. We presently do not have pension, health, annuity, insurance, stock options, profit sharing or similar benefit plans; however, we may adopt plans in the future. There are presently no personal benefits available to our officers and directors. Messrs. Gao and Ze will handle our administrative duties. Because our officers and directors are inexperienced with exploration, they will hire qualified persons to perform the surveying, exploration, and excavating of our property. As of today, we have not looked for or talked to any geologists or engineers who will perform work for us in the future. We do not intend to do so until we complete this offering.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

This section of the prospectus includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like: believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements, which apply only as of the date of this prospectus. These forward-looking states are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or out predictions.

We are a start-up, exploration stage corporation and have not yet generated or realized any revenues from our business activities.

Our auditors have issued a going concern opinion. This means that there is substantial doubt that we can continue as an on-going business for the next twelve months unless we obtain additional capital to pay our bills. This is because we have not generated any revenues and no revenues are anticipated until we begin removing and selling minerals. Accordingly, we must raise cash from sources other than the sale of minerals found on the property. Our only other source for cash at this time is investment by others in our complete private placement. The cash we raised will allow us to stay in business for at least one year. Our success or failure will be determined by what we find under the ground.

To meet our need for cash we are raised money from our private placement. If we find mineralized material and it is economically feasible to remove the mineralized material, we will attempt to raise additional money through a subsequent private placement, public offering or through loans. If we do not have enough money to complete our exploration of the property, we will have to find alternative sources, like a second public offering, a private placement of securities, or loans from our officers or others.

Our officers and directors are unwilling to make any commitment to loan us any money at this time. At the present time, we have not made any arrangements to raise additional cash. If we need additional cash and can't raise it, we will either have to suspend activities until we do raise the cash, or cease activities entirely. Other than as described in this paragraph, we have no other financing plans.

We do not own any interest in any property, but merely have the right to conduct exploration activities on one property. Even if we complete our current exploration program and it is successful in identifying a mineral deposit, we will have to spend substantial funds on further drilling and engineering studies before we will know if we have a commercially viable mineral deposit, a reserve.

We will be conducting research in the form of exploration of the property. Our exploration program is explained in as much detail as possible in the business section of this prospectus. We are not going to buy or sell any plant or significant equipment during the next twelve months. We will not buy any equipment until have located a reserve and we have determined it is economical to extract the minerals from the land.

We do not intend to interest other companies in the property if we find mineralized materials. We intend to try to develop the reserves ourselves.

If we are unable to complete any phase of exploration because we don't have enough money, we will cease activities until we raise more money. If we can't or don't raise more money, we will cease activities. If we cease activities, we don't know what we will do and we don't have any plans to do anything.

We do not intend to hire additional employees at this time. All of the work on the property will be conduct by unaffiliated independent contractors that we will hire. The independent contractors will be responsible for surveying, geology, engineering, exploration, and excavation. The geologists will evaluate the information derived from the exploration and excavation and the engineers will advise us on the economic feasibility of removing the mineralized material.

Milestones

The following are our milestones:

  April 2006, retain our consultant to manage the exploration of the property. - Maximum cost of $15,000. Time of retention 0-90 days.

  May to August, 2006 - Core drilling. Core drilling will cost $20.00 per foot. The number of holes to be drilled will be dependent upon the amount raised from the offering. Core drilling will be subcontracted to non-affiliated third parties. No power source is need for core drilling. The drilling rig operates on diesel fuel. All electric power need, for light and heating while on the property will be generated from gasoline powered generators. Time to conduct the core drilling - 90 days.

  August to November, 2006 - Have independent an third party analyze the samples from the core drilling. Determine if mineralized material is below the ground. If mineralized material is found, define the body. We estimate that it will cost $3,000 to analyze the core samples and will take 30 days.

All funds for the foregoing activities have been obtained from our private placement.

Limited Operating History; Need for Additional Capital

There is no historical financial information about us upon which to base an evaluation of our performance. We are an exploration stage corporation and have not generated any revenues from activities. We cannot guarantee we will be successful in our business activities. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources, possible delays in the exploration of our properties, and possible cost overruns due to price and cost increases in services.

To become profitable and competitive, we conduct into the research and exploration of our properties before we start production of any minerals we may find. We are seeking equity financing to provide for the capital required to implement our research and exploration phases.

We have no assurance that future financing will be available to us on acceptable terms. If financing is not available on satisfactory terms, we may be unable to continue, develop or expand our activities. Equity financing could result in additional dilution to existing shareholders.

Results of Activities

From Inception on May 18, 2005

We acquired the right to explore one property containing one claim. We do not own any interest in any property, but merely have the right to conduct exploration activities on one property. We have staked the property and will begin our exploration in May 2006.

Since inception, we have used loans from Mr. Gao, our president, to stake the property, to incorporate us, and for legal and accounting expenses. Net cash provided by him since inception on May 18, 2005 to September 30, 2005 was $10,369. The loans are not evidenced by any written instrument and are to be repaid at our discretion. The loans are without interest.

Liquidity and Capital Resources

As of the date of this prospectus, we have yet to generate any revenues from our business activities.

We issued 1,000,000 shares of common stock through a private placement pursuant to section Regulation S of the Securities Act of 1933 to our officers and directors, Messrs. Gao and Ze in June 2005 in consideration of $10.00. The shares were sold to a non-US persons and all transactions closed outside the United States of America. This was accounted for as a purchase of shares of common stock.

In November, 2005, we completed a private placement of 1,380,000 restricted shares of common stock pursuant to Reg. S of the Securities Act of 1933 and raised $34,500. All of the shares were sold to non-US persons and all transactions closed outside the United States of America. This was accounted for as a purchase of shares of common stock.

As of September 30, 2005, our total assets were $6,936 and our total liabilities were $11,119.

MANAGEMENT

Officers and Directors

Each of our directors serves until his or her successor is elected and qualified. Each of our officers is elected by the board of directors to a term of one (1) year and serves until his or her successor is duly elected and qualified, or until he or she is removed from office. The board of directors has no nominating, auditing or compensation committees.

The name, age and position of our officers and directors are set forth below:

Name	Age	Position Held

Zhenyong Gao	48	President, Principal Executive Officer, and Director
David W. Ze	48	Principal Financial Officer, Principal Accounting Officer, Treasurer, Secretary and Director

Directors serve until our next annual meeting of the stockholders or unless they resign earlier. The Board of Directors elects officers and their terms of office are at the discretion of the Board of Directors.

Background of officers and directors

Mr. Zhenyong Gao has been our president, principal executive officer and director since our inception on May 18, 2005. Since June 1996, Mr. Gao has been a supervisor for CanTest, Ltd., Vancouver, British Columbia and from March 1989 to June 1996, Mr. Gao was an analytical chemist for CanTest. CanTest is a full service laboratory providing professional analysis and consultation for companies, governments and individuals in environmental, biotechnology, pharmaceutical, food safety and industrial hygiene related fields. Mr. Gao holds a Master of Science degree in chemistry from the University of British Columbia; a Master of Science degree in chemical engineering from Beijing University of Industry and Commerce; and, a Bachelor of Science degree in chemistry from Beijing Normal University.

Mr. David W. Ze has been our principal financial officer, principal accounting officer, treasurer, secretary and director since our inception on May 18, 2005. Since May 2002, Mr. Ze has been director of market development for Kingston Education Group , Burnaby, British Columbia. Kingston Education Group provides various courses for local students as well as international students in Canada. From February 2000 to April 2002, Mr. Ze was a Chief Executive Officer of Kong Road International Trade and Consulting Services in Coquitlam, British Columbia. Mr. Ze holds a Doctor degree in communication studies from Simon Fraser University and a Master degree in publishing from University of Stirling, United Kingdom.

Audit Committee Financial Expert

We do not have an audit committee financial expert. We do not have an audit committee financial expert because we believe the cost related to retaining a financial expert at this time is prohibitive. Further, because we are only beginning our commercial operations, at the present time, we believe the services of a financial expert are not warranted.

Conflicts of Interest

The only conflict that we foresee is that Messrs. Gao and Ze, our officers and directors devote time to projects that do not involve us.

EXECUTIVE COMPENSATION

The following table sets forth information with respect to compensation paid by us to our officers and directors during the three most recent fiscal years. This information includes the dollar value of base salaries, bonus awards and number of stock options granted, and certain other compensation, if any.

Summary Compensation Table

					Long Term Compensation
		Annual Compensation			Awards		Payouts
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
				Other
				Annual	Restricted	Securities
				Compen	Stock	Underlying	LTIP	All Other
Name and Principal		Salary	Bonus	sation	Award(s)	Options /	Payouts	Compens
Position [1]	Year	($)	($)	($)	($)	SARs (#)	($)	ation ($)
Zhenyong Gao	2005	0	0	0	0	0	0	0
President and Director	2004	0	0	0	0	0	0	0
	2003	0	0	0	0	0	0	0

David W. Ze	2005	0	0	0	0	0	0	0
Secretary, Treasurer	2004	0	0	0	0	0	0	0
and Director	2003	0	0	0	0	0	0	0

[1]     All compensation received by the officers and directors has been disclosed.

Option/SAR Grants

There are no stock option, retirement, pension, or profit sharing plans for the benefit of our officers and directors.

Long-Term Incentive Plan Awards

We do not have any long-term incentive plans.

Compensation of Directors

We do not have any plans to pay our directors any money.

Indemnification

Under our Articles of Incorporation and Bylaws of the corporation, we may indemnify an officer or director who is made a party to any proceeding, including a law suit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the office or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Regarding indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to directors or officers under Nevada law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

PRINCIPAL AND SELLING SHAREHOLDERS

The following table sets forth, as of the date of this prospectus, the total number of shares owned beneficially by each of our directors, officers and key employees, individually and as a group, and the present owners of 5% or more of our total outstanding shares. The table also reflects what their ownership will be assuming completion of the sale of all shares in this offering. The stockholders listed below have direct ownership of his/her shares and possess voting and dispositive power with respect to the shares. Our office address is at 794 East 20th Avenue, Vancouver, British Columbia, Canada V5V 1N3 and our telephone number is (778)863-0186.

	Direct Amount of		Percent
Name of Beneficial Owner	Beneficial Owner	Position	of Class
Zhenyong Gao [1]	500,000	President, Principal Executive Officer,	21.01%
		and Director

David W. Ze [2]	500,000	Principal Financial Officers, Principal	21.01%
		Accounting Officers, Treasurer, Secretary and Director

All Officers and Directors as a
Group (2 Persons)	1,000,000		42.02%

Securities authorized for issuance under equity compensation plans.

We have no equity compensation plans.

Selling Shareholders

The following table sets forth the name of each selling shareholder, the total number of shares owned prior to the offering, the percentage of shares owned prior to the offering, the number of shares offered, and the percentage of shares owned after the offering, assuming the selling shareholder sells all of his shares and we sell the maximum number of shares.

				Percentage of shares
				owned after the
	Total number of	Percentage of	Number of	offering assuming
	shares owned	shares owned	shares being	all of the share are
Name	prior to offering	prior to offering	offered	sold in the offering

585655 BC Ltd.	20,000	0.84%	20,000	0%
Alice Wenhui Qi	20,000	0.84%	20,000	0%
Angela Du	80,000	3.36%	80,000	0%
APAC Pacific Investments Ltd.	20,000	0.84%	20,000	0%
Chutao Chen	20,000	0.84%	20,000	0%
Eight Star Investments Ltd.	80,000	3.36%	80,000	0%
Han Dong	20,000	0.84%	20,000	0%
JCB Merchants Ltd.	20,000	0.84%	20,000	0%
Jean Jin	20,000	0.84%	20,000	0%
Jia, Yanli	20,000	0.84%	20,000	0%
Jianping Zhang	20,000	0.84%	20,000	0%
Juggernaut Consultant Limited	80,000	3.36%	80,000	0%
Kai Wang	20,000	0.84%	20,000	0%
Karl Cao	20,000	0.84%	20,000	0%
Li, AiXiang	20,000	0.84%	20,000	0%
Li, Jing	20,000	0.84%	20,000	0%
Ling Bao	20,000	0.84%	20,000	0%
Mega Dollar Investment Ltd.	80,000	3.36%	80,000	0%
Muyun Zhang	20,000	0.84%	20,000	0%
Naizheng Jin	20,000	0.84%	20,000	0%
Qian Jianfang	20,000	0.84%	20,000	0%
Qian Jinkui	80,000	3.36%	80,000	0%
Qian Qi	20,000	0.84%	20,000	0%
Qiming Zhong	20,000	0.84%	20,000	0%
Qing, YuJiao	20,000	0.84%	20,000	0%
Richard Song	20,000	0.84%	20,000	0%
Sam Wang	20,000	0.84%	20,000	0%
Sunny Metal (North America) Inc.	20,000	0.84%	20,000	0%
Wei Xin	40,000	1.68%	40,000	0%
Wen, CuiLan	20,000	0.84%	20,000	0%
Wuyi Wu	20,000	0.84%	20,000	0%
Xiao Liu	20,000	0.84%	20,000	0%

Yali Shu	20,000	0.84%	20,000	0%
Yan Sun	20,000	0.84%	20,000	0%
Yiyang Ian Huang	20,000	0.84%	20,000	0%
Yue Guo	20,000	0.84%	20,000	0%
Yuezhi Zhao	80,000	3.36%	80,000	0%
Zhang, Chun Wah	80,000	3.36%	80,000	0%
Zhao, Weichung	20,000	0.84%	20,000	0%
Zhao, WeiYong	20,000	0.84%	20,000	0%
Zhe Li	20,000	0.84%	20,000	0%
Zhicheng Yao	20,000	0.84%	20,000	0%
Zhou BeiYong	20,000	0.84%	20,000	0%
Zhu Yongfu	80,000	3.36%	80,000	0%
Total	1,380,000	57.98%	1,380,000	0%

We issued 2,380,000 shares of common stock as restricted securities pursuant to Reg. S of the Securities Act of 1933 in that all of the sales took place outside the United States of America with non-US persons.

The following is a summary of the issuances of all shares pursuant to Reg. S of the Act.

a)	In June 2005, we issued 1,000,000 shares of common stock to Messrs. Gao and Ze in consideration of $0.00001 per share or a total of $10.00.

b)

In November 2005, we issued 1,380,000 shares of common stock to forty-four individuals in consideration of $0.025 per share or a total of $34,500. The 1,380,000 shares so issued are being registered in this offering.

Future Sales of Shares

A total of 2,380,000 shares of common stock are issued and outstanding. Of the 2,380,000 shares outstanding, all are restricted securities as defined in Rule 144 of the Securities Act of 1933. 1,380,000 are being offered for sale by the selling shareholders in this offering.

Shares purchased in this offering, which will be immediately resalable without restriction of any kind.

DESCRIPTION OF SECURITIES

Common Stock

Our authorized capital stock consists of 100,000,000 shares of common stock, $0.00001 par value per share. The holders of our common stock:

*	have equal ratable rights to dividends from funds legally available if and when declared by our board of directors;
*	are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;
*	do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and
*	are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

All shares of common stock now outstanding are fully paid for and non-assessable and all shares of common stock which are the subject of this offering, when issued, will be fully paid for and non-assessable. We refer you to our Articles of Incorporation, Bylaws and the applicable statutes of the state of Nevada for a more complete description of the rights and liabilities of holders of our securities.

Non-cumulative voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors.

Cash dividends

As of the date of this prospectus, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Preferred stock

We are authorized to issue 100,000,000 shares of preferred stock with a par value of $0.00001 per share. The terms of the preferred shares is at the discretion of the board of directors. Currently no preferred shares are issued and outstanding.

Anti-takeover provisions

There are no Nevada anti-takeover provisions that may have the affect of delaying or preventing a change in control.

Reports

After we complete this offering, we will not be required to furnish you with an annual report. Further, we will not voluntarily send you an annual report. We will be required to file reports with the SEC under section 15(d) of the Securities Act. The reports will be filed electronically. The reports we will be required to file are Forms 10-KSB, 10-QSB, and 8-K. You may read copies of any materials we file with the SEC at the SEC's Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that will contain copies of the reports we file electronically. The address for the Internet site is www.sec.gov.

Stock transfer agent

Our stock transfer agent for our securities is Signature Stock Transfer, Inc., 2301 Ohio Drive, Suite 100, Plano, Texas 75093 and its telephone number is (972) 612-4120.

CERTAIN TRANSACTIONS

We issued 1,000,000 shares of common stock to Messrs. Gao and Ze, our directors in June 2005, in consideration of $10.00.

Mr. Gao allows us to use a portion of his home as our office on a rent free basis.

As at September 30, 2005, $10,369 is a loan payable to Mr. Gao, who is a director, chief executive officer and principal shareholder of the company. This amount is unsecured, bears no interest with no specific terms of repayment.

LITIGATION

We are not a party to any pending litigation and none is contemplated or threatened.

EXPERTS

Our financial statements for the period from inception to June 30, 2005, included in this prospectus have been audited by Moen and Company, Chartered Accountants, 701 West Georgia Street, Suite 1400, Vancouver, British Columbia V7Y 1C6.

LEGAL MATTERS

Conrad C. Lysiak, Attorney at Law, 601 West First Avenue, Suite 503, Spokane, Washington 99201, telephone (509) 624-1475 has acted as our legal counsel.

FINANCIAL STATEMENTS

Our fiscal year end is June 30. We will provide audited financial statements to our stockholders on an annual basis; the statements will be audited by a firm of Chartered Accountants.

Our financial statements from inception to September 30, 2005 (unaudited), and from inception to June 30, 2005 (audited), immediately follow:

ADMAX RESOURCES INC. (A Nevada Corporation) (An Exploration Stage Company) Balance Sheets At September 30, 2005 (With Comparative Figures at June 30, 2005) (Expressed in US Dollars)

		September 30	June 30,
		2005	2005
		(Unaudited -	(Audited)
Assets		prepared by management)
Current Assets
Cash		$6,936	$244

Total assets		$6,936	$244
Liabilities and Stockholders' Equity (Deficit)
Current Liabilities
Accounts payable and accrued liabilities		$750	$4,801
Loan payable to related party (note 5)		10,369	10,369
Total Current Liabilities		11,119	15,170

Stockholders' Equity
Common stock (Note 4)
	Authorized: 100,000,000 common shares, with a par value of $0.00001 per share
	100,000,000 preferred shares, with a par value of $0.00001 per share
	Issued and outstanding:
	5,000,000 common shares, at par value	24	10
	Additional paid in capital	34,486	-
	Subscriptions receivable (Note 8)	(22,500)	-
		12,010	10
Retained earnings (deficit), accumulated during the exploraiton stage		(16,193)	(14,936)
Total stockholders' equity (Deficit)		(4,183)	(14,926)
Total liabilities and stockholders' equity (Deficit)		$6,936	$244

Approved on behalf of the board:

"Zhengyong Gao"	, Director
"David Za"	, Director

See Accompanying Notes to Financial Statements

ADMAX RESOURCES INC.
(A Nevada Corporation)
(An Exploration Stage Company)
Statements of Income
For the Three Month Period Ended September 30, 2005
(Expressed in US Dollars)
(Unaudited - Prepared by Management)

		From
	Three Month	May 18, 2005
	Period Ended	(Inception) to
	September 30,	September 30,
	2005	2005

General and administrative expenses
Audit and accounting fees	$758	$2,158
Bank charges and interest	209	334
Legal fees	-	10,000
Filing fees	290	290
Impairment of Mineral property costs and deferred exploration expenditures	-	3,411

Total general and administrative expenses	1,257	16,193
Net income (loss ) for the period	(1,257)	(16,193)

Earnings (Loss) per share
Basic and diluted	$(0.00)	$(0.01)

Weighted average number of shares outstanding - Basic and diluted	2,380,000	1,076,000

See Accompanying Notes to Financial Statements

ADMAX RESOURCES INC.
(A Nevada Corporation)
(An Exploration Stage Company)
Statements of Retained Earnings (Deficit)
For the Three Month Period Ended September 30, 2005
(Expressed in US Dollars)
(Unaudited - Prepared by Management)

		From
	Three Month	May 18, 2005
	Period Ended	(Inception) to
	September 30,	September 30,
	2005	2005

Retained earnings (deficit), beginning of the period	$(14,936)	$-

Net income (loss ) for the period	(1,257)	(16,193)

Retained earnings (deficit), end of the period	$(16,193)	$(16,193)

See Accompanying Notes to Financial Statements

ADMAX RESOURCES INC.
(A Nevada Corporation)
(An Exploration Stage Company)
Statements of Cash Flows
For the Three Month Period Ended September 30, 2005
(Expressed in US Dollars)
(Unaudited - Prepared by Management)

		From
	Three Month	May 18, 2005
	Period Ended	(Inception) to
	September 30,	September 30,
	2005	2005
Cash derived from (used for)
Operating activities
Net income (loss) for the period	$(1,257)	$(16,193)
Add Back:
Impairment of Mineral property costs and deferred exploration expenditures		3,411
		(12,782)
Changes in operating assets and liabilities
Accounts payable and accrued liabilities	(4,051)	750

Net cash provided by (used in) operating activities	(5,308)	(12,032)

Investing activities
Mineral property costs and deferred exploration expenditures		(3,411)
Net cash used in investing activities		(3,411)
Financing activities
Loan payable to related party	-	10,369
Capital stock paid	12,000	12,010
Net cash provided by (used in) investing activities	12,000	22,379

Cash increase during the period	6,692	6,936

Cash beginning of the period	244	-

Cash end of the period	$6,936	$6,936

See Accompanying Notes to Financial Statements

ADMAX RESOURCES INC.
(A Nevada Corporation)
(An Exploration Stage Company)
Statements of Changes in Stockholders' Equity
From Date of Incorporation and Inception on May 18, 2005 to September 30, 2005
(Expressed in US Dollars)
(Unaudited - Prepared by Management)

				Deficit
				Accumulated
	Common Shares		Additional	During the
		Par Value	Paid-in	Exploration
	Number	Per Share	Capital	Stage	Total

Balance, May 18, 2005 (Date of		@$0.00001
(Inception)	$-	$-	$-	$-	$-

Capital stock issued for cash
on May 19, 2005 at a price of
$0.00001 per share	1,000,000	10	-	-	10

Net loss, May 18, to June 30, 2005				(14,936)	(14,936)

Balance, June 30, 2005	1,000,000	10	-	(14,936)	(14,926)

Capital stock issued for cash
on September 20, 2005 at a price of
$0.025 per share	1,380,000	14	34,486		34,500

Unpaid share capital			(22,500)		(22,500)

Net loss, three month period
ended September 30, 2005				(1,257)	(1,257)

Balance, September 30, 2005	2,380,000	$24	$11,986	$(16,193)	$(4,183)

See Accompanying Notes to Financial Statements

ADMAX RESOURCES INC.
(A Nevada Corporation)
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
September 30, 2005
(Unaudited - Prepared by Management)

Note 1 Nature and Continuance of Operations

Admax Resources Inc. ("The Company") was incorporated in the State of Nevada on May 18, 2005 and that is also the inception date. The company is an Exploration Stage Company as defined by Statement of Financial Accounting Standard ("SFAS") No. 7. The Company has acquired a mineral property located in the Province of British Columbia, Canada, and has not yet determined whether this property contains reserves that are economically recoverable. The recoverability of amounts from the property will be dependent upon the discovery of economically recoverable reserves, confirmation of the Company's interest in the underlying property, the ability of the Company to obtain necessary financing to satisfy the expenditure requirements under the property agreement, and to complete the development of the property, and upon future profitable production or proceeds from the sale thereof.

Going Concern

These financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America applicable to a going concern which assume that the Company will realize its assets and discharge its liabilities in the normal course of business. The Company has incurred losses of $16,193 since inception and might not have sufficient working capital for the next twelve months. These factors create doubt as to the ability of the Company to continue as a going concern. Realization values may be substantially different from the carrying values as shown in these financial statements should the Company be unable to continue as a going concern. The Company has a working capital deficit at September 30, 2005 of $4,183. Management is in the process of identifying sources for additional financing to fund working capital requirements and the ongoing development of the Company's business.

Note 2 Summary of Significant Accounting Policies

Basis of Presentation

The financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America and are expressed in US dollars. The Company's fiscal year end is June 30.

Mineral property acquisition costs and deferred exploration expenditures

In April 2004, the Financial Accounting Standards Board (" FASB") ratified Emerging Issues Task Force ("EITF") Issue No. 04-2, which amends Statement of Financial Accounting Standards ("SFAS") NO. 141 to the extent all mineral rights are to be considered tangible assets for accounting purposes. The accounting policy related to mineral property has been revised as follows:

ADMAX RESOURCES INC.
(A Nevada Corporation)
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
September 30, 2005
(Unaudited - Prepared by Management)

Note 2 Summary of Significant Accounting Policies - (cont'd)

Mineral properties consist of exploration and mining concessions, options and contracts. Acquisition and leasehold cost and exploration costs are capitalized and deferred until such time as the property is put into production or the properties are disposed of either through sale or abandonment. These costs are evaluated at the end of each reporting period for indication of impairment. If put into production, the costs of acquisition and exploration will be depreciated over the life of the property, based on estimated economic reserves. Proceeds received from the sale of any interest in property will first be credited against the carrying value of the property, with any excess included in operation for the period. If a property is abandoned, the property and deferred exploration costs will be written off to operations.

Use of Estimates and Assumptions

The preparation of financial statements in conformity with US generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Foreign Currency Translation

The Company's functional and reporting currency is the United States dollar. The financial statements of the Company are translated to United States dollars in accordance with SFAS No. 52 "Foreign Currency Translation". Monetary assets and liabilities denominated in foreign currencies are translated using the exchange rate prevailing at the balance sheet date. Gains and losses arising on translation or settlement of foreign currency denominated transactions or balances are included in the determination of income. Foreign currency transactions are primarily undertaken in Canadian dollars.

Financial Instruments

The carrying value of cash, accounts payable and accrued liabilities and loan payable to related party, approximate their fair value because of the short maturity of these instruments. The Company's operations are in Canada and virtually all of its assets and liabilities are giving rise to significant exposure to market risks from changes in foreign currency rates. The financial risk is the risk to the Company's operations that arise from fluctuations in foreign exchange rates and the degree of volatility of these rates. Currently, the Company does not use derivative instruments to reduce its exposure to foreign currency risk.

ADMAX RESOURCES INC.
(A Nevada Corporation)
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
September 30, 2005
(Unaudited - Prepared by Management)

Note 2 Summary of Significant Accounting Policies - (cont'd)

Environmental Costs

Environmental expenditures that relate to current operations are charged to operations or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations, and which do not contribute to current or future revenue generation, are charged to operations. Liabilities are recorded when environmental assessments and/or remedial efforts are probable, and the cost can be reasonably estimated. Generally, the timing of these accruals coincides with the earlier of completion of a feasibility study or the Company's commitments to a plan of action based on the then known facts.

Income Taxes

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has adopted SFAS No. 109 as of its inception. Pursuant to SFAS No. 109 the Company is required to compute tax asset benefits for net operating losses carried forward. Potential benefits of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years; and accordingly is offset by a valuation allowance.

Basic and Diluted Net Loss Per Share

The Company computes net income (loss) per share in accordance with SFAS No. 128, "Earnings per Share". SFAS No. 128 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing Diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti dilutive.

Stock-based Compensation

In December 2002, the Financial Accounting Standards Board issued Financial Accounting Standard No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure" ("SFAS No. 148"), an amendment of Financial Accounting Standard No. 123 "Accounting for Stock-Based Compensation" ("SFAS No. 123"). The purpose of SFAS No. 148 is to: (1) provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation, (2) amend the disclosure provisions to require prominent disclosure about the effects on reported net income of an entity's accounting policy decisions with respect to stock-based employee compensation, and (3) to require disclosure of those effects in interim financial information. The disclosure provisions of SFAS No. 148 were effective for the Company for the period ended September 30, 2005.

ADMAX RESOURCES INC.
(A Nevada Corporation)
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
September 30, 2005
(Unaudited - Prepared by Management)

Note 2 Summary of Significant Accounting Policies - (cont'd)

Stock-based Compensation (cont'd)

The Company has elected to account for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", ("APB No. 25") and comply with the disclosure provisions of SFAS No. 123 as amended by SFAS No. 148 as described above. In addition, in accordance with SFAS No. 123 the Company applies the fair value method using the Black-Scholes option-pricing model in accounting for options granted to consultants. Under APB No. 25, compensation expense for employees is recognized based on the difference, if any, on the date of grant between the estimated fair value of the Company's stock and the amount an employee must pay to acquire the stock. Compensation expense is recognized immediately for past services and pro-rata for future services over the option-vesting period. To June 30, 2005 the Company has not granted any stock options.

The Company accounts for equity instruments issued in exchange for the receipt of goods or services from other than employees in accordance with SFAS No. 123 and the conclusions reached by the Emerging Issues Task Force in Issue No. 96-18. Costs are measured at the estimated fair market value of the consideration received or the estimated fair value of the equity instruments issued, whichever is more reliably measurable. The value of equity instruments issued for consideration other than employee services is determined on the earliest of a performance commitment or completion of performance by the provider of goods or services as defined by EITF 96-18.

The Company has also adopted the provisions of the Financial Accounting Standards Board Interpretation No.44, Accounting for Certain Transactions Involving Stock Compensation - An Interpretation of APB Opinion No. 25 ("FIN 44"), which provides guidance as to certain applications of APB 25.

Comprehensive Income

The Company has no items that represent other comprehensive income.

Cash

Cash consists of funds on deposit with the Company's bankers.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to credit risk consist principally of cash, deposited with a high quality credit institution.

ADMAX RESOURCES INC.
(A Nevada Corporation)
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
September 30, 2005
(Unaudited - Prepared by Management)

Note 3 Mineral Property

The company owns a 100% interest in a mineral claim referred to as August mineral claim, comprising a total of 12 contiguous units and an area of 622 acres. The property is situated south of Princeton, Similkameen Region, British Columbia, Canada. The claim was acquired on June 28, 2005 by Mr. Zhenyong Gao on behalf of the Company from Jacqueline Ann Mcleod for $10.00. The property is held in trust for the Company by Mr. Zhenyong Gao. The Tenure Number of the property is 514554 and is in good standing until June 15, 2006.

Note 4 Preferred Stock - Terms and Conditions

The preferred stock may be divided into, and issued, in series. The Board of Directors of the Company is authorized to divide the authorized shares of preferred stock into one or more series, each of which shall be so designated as to distinguish the shares thereof from the shares of all other series and classes. The Board of Directors of the Company is authorized, within any limitations prescribed by law and this Article, to fix and determine the designations, rights, qualifications, preferences, limitations and terms of the shares of any series of preferred stock including but not limited to the following:

(a)	The rate of dividend, the time of payment of dividends, whether dividends are cumulative, and the date from which any dividends shall accrue;
(b)	Whether shares may be redeemed, and, if so, the redemption price and the terms and conditions of redemption;
(c)	The amount payable upon shares in the event of voluntary or involuntary liquidation;
(d)	Sinking fund or other provisions, if any, for the redemption or purchase of shares;
(e)	The terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion;
(f)

Voting powers, if any, provided that if any of the preferred stock or series thereof shall have voting rights, such preferred stock or series shall vote only on a share for share basis with the common stock on any matter, including but not limited to the election of directors, for which such preferred stock or series has such rights; and,

(g)

Subject to the foregoing, such other terms, qualifications, privileges, limitations, options, restrictions, and special or relative rights and preferences, if any, of shares or such series as the Board of Directors of the Company may, at the time so acting, lawfully fix and determine under the laws of the State of Nevada.

The Company shall not declare, pay or set apart for payment any dividend or other distribution (unless payable solely in shares of common stock or other class of stock junior to the preferred stock as to dividends or upon liquidation) in respect of common stock, or other class of stock junior the preferred stock, nor shall it redeem, purchase or otherwise acquire

ADMAX RESOURCES INC.
(A Nevada Corporation)
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
September 30, 2005
(Unaudited - Prepared by Management)

Note 4 Preferred Stock - Terms and Conditions (cont'd)

for consideration shares of any of the foregoing, unless dividends, if any, payable to holders of preferred stock for the current period (and in the case of cumulative dividends, if any, payable to holder of preferred stock for the current period and in the case of cumulative dividends, if any, for all past periods) have been paid, are being paid or have been set aside for payments, in accordance with the terms of the preferred stock, as fixed by the Board of Directors.

In the event of the liquidation of the Company, holders of preferred stock shall be entitled to receive, before any payment or distribution on the common stock or any other class of stock junior to the preferred stock upon liquidation, a distribution per share in the amount of the liquidation preference, if any, fixed or determined in accordance with the terms of such preferred stock plus, if so provided in such terms, and amount per share equal to accumulated and unpaid dividends in respect of such preferred stock (whether or not earned or declared) to the date of such distribution. Neither the sale, lease or exchange of all or substantially all of the property and assets of the Company, nor any consolidation or merger of the Company, shall be deemed to be a liquidation for the purposes of these terms and conditions

Note 5 Related Parties

As at September 30, 2005, $10,369 is a loan payable to a related party, who is a Director, Chief Executive Officer and principal shareholder of the company. This amount is unsecured, bears no interest and has no specific terms of repayment.

No management remuneration has been recorded for related parties during the period.

Note 6 Income Taxes

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has incurred a net operating loss of $16,193. Pursuant to SFAS No. 109 the Company is required to compute tax asset benefits for net operating losses carried forward. Potential benefit of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

The components of the net deferred tax asset at September 30, 2005, and the statutory tax rate, the effective tax rate and the elected amount of the valuation allowance are disclosed below:

ADMAX RESOURCES INC.
(A Nevada Corporation)
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
September 30, 2005
(Unaudited - Prepared by Management)

Note 6 Income Taxes (cont'd)

$

Net Operating Loss	16,193

Statutory Tax Rate	34%

Effective Tax Rate	--

Deferred Tax Asset	5,506

Valuation Allowance	(5,506)

Net Deferred Tax Asset	--

Note 7 Commitment

The Company has committed to its attorney to pay $20,000 for legal fees for preparation of and filing of a Form SB-2 registration. The amount of $10,000 has been paid and is expensed in these financial statements and the balance of $10,000 is due upon SEC effectiveness and is therefore not recorded as a liability at September 30, 2005.

Note 8 Subsequent Events

The Company proposes to raise public funds by the issuance of common stock, by way of a prospectus, subject to regulatory approvals.

Subsequent to September 30, 2005, subscriptions receivable of $22,500 were received.

MOEN AND COMPANY CHARTERED ACCOUNTANTS

Member:
Canadian Institute of Chartered Accountants
Institute of Chartered Accountants of British Columbia
Institute of Management Accountants (USA) (From 1965)

Registered with:
Public Company Accounting Oversight Board (USA) (PCAOB)
Canadian Public Accountability Board (CPAB)
Canada - British Columbia Public Practice Licence

Securities Commission Building
PO Box 10129, Pacific Centre
Suite 1400 - 701 West Georgia Street
Vancouver, British Columbia
Canada V7Y 1C6
Telephone: (604) 662-8899
Fax: (604) 662-8809
Email: moenca@telus.net

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Directors of
Admax Resources Inc. (A Nevada Corporation)
(An Exploration Stage Company)

We have audited the accompanying balance sheet of Admax Resources Inc. (A Nevada Corporation) (An Exploration Stage Company) as of June 30, 2005, and the related statements of income, retained earnings (deficit), cash flows and stockholders' equity for the period from incorporation date, and inception date, of May 18, 2005 to June 30, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Admax Resources Inc. (A Nevada Corporation) (An Exploration Stage Company) as of June 30, 2005, and the results of its income and its cash flows for the period from incorporation date, and inception date of May 18, 2005 to June 30, 2005 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, conditions exist which raise substantial doubt about the Company's ability to continue as a going concern unless it is able to generate sufficient cash flows to meet its obligations and sustain its operations. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Vancouver, British Columbia, Canada December 20, 2005	/s/ Moen and Company Chartered Accountants

"Independent Accountants and Auditors'

ADMAX RESOURCES INC.
(A Nevada Corporation)
(An Exploration Stage Company)
BALANCE SHEET
June 30, 2005
(Expressed in US Dollars)

ASSETS

Current Assets
Cash	$244

Total Assets	$244

LIABILITIES
Current Liabilities
Accounts payable and accrued liabilities	4,801
Loan payable to related party (note 5)	10,369

Total Liabilities	15,170

STOCKHOLDERS' EQUITY (DEFICIT)

Common Stock (Note 4)
Authorized:
100,000,000 common shares, with a par value of $0.00001 per share
100,000,000 preferred shares, with a par value of $0.00001 per share
Issued:
1,000,000 common shares issued and outstanding, par value	10
Additional Paid in Capital	--
10
Deficit Accumulated During The Exploration Stage	(14,936)

Total Stockholders' Equity (Deficit)	(14,926)

Total Liabilities and Stockholders' Equity (Deficit)	$(14,926)

Commitment:	Note 7
Subsequent events:	Note 8

Approved on Behalf of the Board:
/s/ Zhenyong Gao, Director and Chief Executive Officer
/s/ David Za, Director and Chief Financial Officer

See accompanying notes and independent Auditors' Report

ADMAX RESOURCES INC.
(A Nevada Corporation)
(An Exploration Stage Company)
STATEMENT OF INCOME
(Expressed in US Dollars)

From May 18, 2005 (Inception) to June 30,
2005

Revenue	$-

Expenses
Audit fees	1,400
Legal fees	10,000
Bank service charges	125
Impairment of Mineral property costs and deferred exploration expenditures	3,411

Total Expenses	14,936

Net loss for the period	$(14,936)

Basic and diluted loss per share	$0.01

Weighted average number of shares outstanding - Basic and diluted	1,000,000

See accompanying notes and independent Auditors' Report

ADMAX RESOURCES INC.
(A Nevada Corporation)
(An Exploration Stage Company)
STATEMENT OF RETAINED EARNINGS (DEFICIT)
(Expressed in US Dollars)

From May 18, 2005 (Inception) to June 30,
2005

Retained earnings, beginning of the period	$--

Net loss for the period	(14,936)

Retained earnings (Deficit), end of the period	$(14,936)

See accompanying notes and independent Auditors' Report

ADMAX RESOURCES INC.
(A Nevada Corporation)
(An Exploration Stage Company)
STATEMENT OF CASH FLOWS
(Expressed in US Dollars)

From May 18, 2005 (Inception) to June 30,
2005

Operating Activities

Net loss for the period	$(14,936)
Add Back:
Impairment of Mineral property costs and deferred exploration expenditures	3,411

11,525
Change in non-cash working capital balance related to operations

Accounts payable and accrued liabilities	4,801

Net cash used in operating activities	(6,724)

Net cash used in investing activities	--
Mineral property costs and deferred exploration expenditures	(3,411)
Net cash used in investing activities	(3,411)

Financing Activities
Loan payable to related party	10,369
Capital stock issued	10

Net cash from financing activities	10,379

Increase in cash during the period	244

Cash, beginning of the period	--

Cash, end of the period	$244

Supplemental Disclosure
Interest paid	--
Income taxes paid	--

See accompanying notes and independent Auditors' Report

ADMAX RESOURCES INC.
(A Nevada Corporation)
(An Exploration Stage Company)
STATEMENT OF STOCKHOLDERS' EQUITY
From Date of Incorporation and Inception on May 18, 2005 to June 30, 2005
(Expressed in US Dollars)

					Additional		Deficit Accumulated During the
	Common Shares				Paid-in		Exploration
	Number		Par Value		Capital		Stage		Total
			$0.00001 per share
Balance May 18, 2005 (Date of Inception)	B	$	B	$	B	$	B	$	B

Capital stock issued for cash
on May 19, 2005 at a price of
$0.00001 per share	1,000,000		10		--		--		10

Net loss for the period							(14,936)		(14,936)

Balance, June 30, 2005	1,000,000		$10	$			$(14,936)		$(14,926)

See accompanying notes and independent Auditors' Report

ADMAX RESOURCES INC.
(A Nevada Corporation)
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
June 30, 2005

Note 1 Nature and Continuance of Operations

Admax Resources Inc. ("The Company") was incorporated in the State of Nevada on May 18, 2005. The company is an Exploration Stage Company as defined by Statement of Financial Accounting Standard ("SFAS") No. 7. The Company has acquired a mineral property located in the Province of British Columbia, Canada, and has not yet determined whether this property contains reserves that are economically recoverable. The recoverability of amounts from the property will be dependent upon the discovery of economically recoverable reserves, confirmation of the Company's interest in the underlying property, the ability of the Company to obtain necessary financing to satisfy the expenditure requirements under the property agreement, and to complete the development of the property, and upon future profitable production or proceeds from the sale thereof.

Going Concern

These financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America applicable to a going concern which assume that the Company will realize its assets and discharge its liabilities in the normal course of business. The Company has incurred losses of $14,936 since inception and might not have sufficient working capital for the next twelve months. These factors create doubt as to the ability of the Company to continue as a going concern. Realization values may be substantially different from the carrying values as shown in these financial statements should the Company be unable to continue as a going concern. Management is in the process of identifying sources for additional financing to fund working capital requirements and the ongoing development of the Company's business.

Note 2 Summary of Significant Accounting Policies

Basis of Presentation

The financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America and are expressed in US dollars. The Company's fiscal year end is June 30.

Mineral property acquisition costs and deferred exploration expenditures

In April 2004, the Financial Accounting Standards Board (" FASB") ratified Emerging Issues Task Force ("EITF") Issue No. 04-2, which amends Statement of Financial Accounting Standards ("SFAS") NO. 141 to the extent all mineral rights are to be considered tangible assets for accounting purposes. The accounting policy related to mineral property has been revised as follows:

Mineral properties consist of exploration and mining concessions, options and contracts. Acquisition and leasehold cost and exploration costs are capitalized and deferred until such time as the property is put into production or the properties are disposed of either through sale or abandonment. These costs are evaluated at the end of each reporting period for indication of impairment. If put into production, the costs of acquisition and exploration will be depreciated over the life of the property, based on estimated economic reserves.

ADMAX RESOURCES INC.
(A Nevada Corporation)
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
June 30, 2005

Note 2 Summary of Significant Accounting Policies - (cont'd)

Proceeds received from the sale of any interest in property will first be credited against the carrying value of the property, with any excess included in operation for the period. If a property is abandoned, the property and deferred exploration costs will be written off to operations.

Use of Estimates and Assumptions

The preparation of financial statements in conformity with US generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Foreign Currency Translation

The Company's functional and reporting currency is the United States dollar. The financial statements of the Company are translated to United States dollars in accordance with SFAS No. 52 "Foreign Currency Translation". Monetary assets and liabilities denominated in foreign currencies are translated using the exchange rate prevailing at the balance sheet date. Gains and losses arising on translation or settlement of foreign currency denominated transactions or balances are included in the determination of income. Foreign currency transactions are primarily undertaken in Canadian dollars.

Financial Instruments

The carrying value of cash, accounts payable and accrued liabilities and loan payable to related party, approximate their fair value because of the short maturity of these instruments. The Company's operations are in Canada and virtually all of its assets and liabilities are giving rise to significant exposure to market risks from changes in foreign currency rates. The financial risk is the risk to the Company's operations that arise from fluctuations in foreign exchange rates and the degree of volatility of these rates. Currently, the Company does not use derivative instruments to reduce its exposure to foreign currency risk.

Environmental Costs

Environmental expenditures that relate to current operations are charged to operations or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations, and which do not contribute to current or future revenue generation, are charged to operations. Liabilities are recorded when environmental assessments and/or remedial efforts are probable, and the cost can be reasonably estimated. Generally, the timing of these accruals coincides with the earlier of completion of a feasibility study or the Company's commitments to a plan of action based on the then known facts.

ADMAX RESOURCES INC.
(A Nevada Corporation)
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
June 30, 2005

Note 2 Summary of Significant Accounting Policies - (cont'd)

Income Taxes

Provisions for income taxes are based on taxes payable or refundable for the current year and deferred taxes on temporary differences between the amount of taxable income and pretax financial income and between the tax bases of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized and settled as prescribed in FASB Statement No. 109, Accounting for income taxes. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Basic and Diluted Net Loss Per Share

The Company computes net income (loss) per share in accordance with SFAS No. 128, "Earnings per Share". SFAS No. 128 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing Diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti dilutive.

Stock-based Compensation

In December 2004, the Financial Accounting Standards Board (FASB) Issued Statement of Financial Accounting Standard (SFAS) No. 123 R, "Share Based Payment". SFAS 123R is a revision of SFAS No. 123 " Accounting for Stock-based Compensation", and supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees" and its related implementation guidance. SFAS 123R establishes stablishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which and entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity's equity instruments or that may be settled by the issuance of those equity instruments. SFAS 123R focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS 123R does not change the accounting guidance for share-based payment transactions with parties other than employees provided in SFAS 123 as originally issued and Emerging issues Task Force Issue No. 96-18, "Accounting for Equity Instruments That are Issued to Other Than Employees for Acquiring, or in Conjunctjion with Selling, Goods or Services". SFAS 123R does not address the accounting for employee share ownership plans, which are subject to AICPA Statement of Position 93-6, "Employers' Accounting for Employee Stock Ownership Plans". SFAS 123R requires a public entity to measure the cost of employee services received in exchange for and award of equity

ADMAX RESOURCES INC.
(A Nevada Corporation)
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
June 30, 2005

Note 2 Summary of Significant Accounting Policies - (cont'd)

Stock-based Compensation (cont'd)

instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award - the requisite service period (usually the vesting period). SFAS 123R requires that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. The scope of SFAS 123R includes a vide range of share-based compensation arrangements including share options, restricted share plans , performance-based awards, share appreciation rights, and employee share purchase plans. Public entities that file as small business issuers will be required to apply SFAS 123R in the first interim or annual reporting period that begins after December 15, 2005. The adoption of this standard is not expected to have a material effect on the Company's results of operations or financial position.

Comprehensive Income

The Company has no items that represent other comprehensive income.

Cash

Cash consists of funds on deposit with the Company's bankers.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to credit risk consist principally of cash, deposited with a high quality credit institution.

Recent Accounting Pronouncements

In December 2004, FASB issued SFAS No. 153, "Exchanges of Nonmonetary Assets- An Amendment of APB Opinion No. 29". The guidance in APB Opinion No. 29, "Accounting for Nonmonetary Transactions", is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. The guidance in that Opinion, however, included certain exceptions to that principle. SFAS No. 153 amends Opinion No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of SFAS No. 153 are effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Early application is permitted and companies must apply the standard prospectively. The adoption of this standard is not expected to have a material effect on the Company's results of operations or financial position.

ADMAX RESOURCES INC.
(A Nevada Corporation)
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
June 30, 2005

Note 3 Mineral Property

The company owns a 100% interest in a mineral claim referred to as August mineral claim, comprising a total of 12 contiguous units and an area of 622 acres. The property is situated south of Princeton, Similkameen Region, British Columbia, Canada. The claim was acquired on June 28, 2005 by Mr. Zhenyong Gao on behalf of the Company from Jacqueline Ann Mcleod for $10.00. The property is held in trust for the Company by Mr. Zhenyong Gao. The Tenure Number of the property is 514554 and is in good standing until June 15, 2006. In addition to the cost of the property, the amount of $3,390 has been incurred as geological report costs to June 30, 2005. These cost are capitalized and evaluated for impairment. These are no proved mineral reserves or probable mineral reserves and therefore no value is attributable to the aforementioned cost, and as a result, this impairment of $3,411 is recorded in the statement of the income.

Note 4 Preferred Stock - Terms and Conditions

The preferred stock may be divided into, and issued, in series. The Board of Directors of the Company is authorized to divide the authorized shares of preferred stock into one or more series, each of which shall be so designated as to distinguish the shares thereof from the shares of all other series and classes. The Board of Directors of the Company is authorized, within any limitations prescribed by law and this Article, to fix and determine the designations, rights, qualifications, preferences, limitations and terms of the shares of any series of preferred stock including but not limited to the following:

(a)	The rate of dividend, the time of payment of dividends, whether dividends are cumulative, and the date from which any dividends shall accrue;
(b)	Whether shares may be redeemed, and, if so, the redemption price and the terms and conditions of redemption;
(c)	The amount payable upon shares in the event of voluntary or involuntary liquidation;
(d)	Sinking fund or other provisions, if any, for the redemption or purchase of shares;
(e)	The terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion;
(f)

Voting powers, if any, provided that if any of the preferred stock or series thereof shall have voting rights, such preferred stock or series shall vote only on a share for share basis with the common stock on any matter, including but not limited to the election of directors, for which such preferred stock or series has such rights; and,

(g)

Subject to the foregoing, such other terms, qualifications, privileges, limitations, options, restrictions, and special or relative rights and preferences, if any, of shares or such series as the Board of Directors of the Company may, at the time so acting, lawfully fix and determine under the laws of the State of Nevada.

The Company shall not declare, pay or set apart for payment any dividend or other distribution (unless payable solely in shares of common stock or other class of stock junior to the preferred stock as to dividends or upon liquidation) in respect of common stock, or other class of stock junior the preferred stock, nor shall it redeem, purchase or otherwise acquire

ADMAX RESOURCES INC.
(A Nevada Corporation)
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
June 30, 2005

Note 4 Preferred Stock - Terms and Conditions (cont'd)

for consideration shares of any of the foregoing, unless dividends, if any, payable to holders of preferred stock for the current period (and in the case of cumulative dividends, if any, payable to holder of preferred stock for the current period and in the case of cumulative dividends, if any, for all past periods) have been paid, are being paid or have been set aside for payments, in accordance with the terms of the preferred stock, as fixed by the Board of Directors.

In the event of the liquidation of the Company, holders of preferred stock shall be entitled to receive, before any payment or distribution on the common stock or any other class of stock junior to the preferred stock upon liquidation, a distribution per share in the amount of the liquidation preference, if any, fixed or determined in accordance with the terms of such preferred stock plus, if so provided in such terms, and amount per share equal to accumulated and unpaid dividends in respect of such preferred stock (whether or not earned or declared) to the date of such distribution. Neither the sale, lease or exchange of all or substantially all of the property and assets of the Company, nor any consolidation or merger of the Company, shall be deemed to be a liquidation for the purposes of these terms and conditions

Note 5 Related Parties

As at June 30, 2005, $10,369 is a loan payable to a related party, who is a Director, Chief Executive Officer and principal shareholder of the company. This amount is unsecured, bears no interest with no specific terms of repayment.

No management remuneration has been recorded for related parties during the period.

Note 6 Income Taxes

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has incurred a net operating loss of $14,915. Pursuant to SFAS No. 109 the Company is required to compute tax asset benefits for net operating losses carried forward. Potential benefit of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

The components of the net deferred tax asset at June 30, 2005, and the statutory tax rate, the effective tax rate and the elected amount of the valuation allowance are disclosed below:

58-

ADMAX RESOURCES INC.
(A Nevada Corporation)
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
June 30, 2005

Note 6 Income Taxes (cont'd)

$

Net Operating Loss	14,936

Statutory Tax Rate	34%

Effective Tax Rate	-

Deferred Tax Asset	5,078

Valuation Allowance	(5,078)

Net Deferred Tax Asset	-

The expiration date of the loss carried forward for the fiscal year ended June 30, 2005 is June 30, 2025. The expiration date for U.S. net operating losses (NOL) may be extendable under the U.S. Internal Revenue Code.

Note 7 Commitment

The Company has committed to its attorney to pay $20,000 for legal fees for preparation of and filing of a Form SB-2 registration. The amount of $10,000 has been paid and is expensed in these financial statements and the balance of $10,000 is due upon SEC effectiveness and is therefore not recorded as a liability at June 30, 2005.

Note 8 Subsequent Events

The Company proposes to raise public funds by the issuance of common stock, by way of a prospectus, subject to regulatory approvals.

Subsequent to June 30, 2005, $12,500 was advanced to the Company by 25 proposed investors.

Until _______________, 2006, ninety days after the date of this prospectus, all dealers effecting transactions in our registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of the registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

1	Article XII of the Articles of Incorporation of the company, filed as Exhibit 3.1 to our Form SB-2 registration statement.
2	Article X of the Bylaws of the company, filed as Exhibit 3.2 to our Form SB-2 registration statement.
3	Nevada Revised Statutes, Chapter 78.

The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making the company responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses of the offering, all of which are to be paid by the registrant, are as follows:

SEC Registration Fee	$100.00
Printing Expenses	$100.00
Accounting/administrative Fees and Expenses	$4,300.00
Blue Sky Fees/Expenses	$0.00
Legal Fees/ Expenses	$25,000.00
Escrow fees/Expenses	$0.00
Transfer Agent Fees	$0.00
Miscellaneous Expenses	$0.00
TOTAL	$29,500.00

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

Since inception, the registrant has sold the following securities which were not registered under the Securities Act of 1933, as amended.

a)	In June 2005, we issued 1,000,000 shares of common stock to Mr.Gao, Zhenyong and Mr. David W. Ze in consideration of $0.00001 per share or a total of $10.00.

b)	In November, 2005 we issued 1,380,000 shares of common stock to forty-four individuals in consideration of $0.025 per share or a total of $34,500.

We issued the foregoing 2,380,000 shares of common stock as restricted securities pursuant to Reg. S of the Securities Act of 1933 in that all of the sales took place outside the United States of America with non-US persons.

ITEM 27. EXHIBITS.

The following exhibits are filed with this Form SB-2 registration statement:

Exhibit No.	Document Description

3.1	Articles of Incorporation
3.2	Bylaws
4.1	Specimen Stock Certificate
5.1	Opinion of Conrad C. Lysiak, Attorney at Law
23.1	Consent of Moen and Company, Chartered Accountants
23.2	Consent of Conrad C. Lysiak

ITEM 28. UNDERTAKINGS.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

1	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

	a.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

b.

Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Not withstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

	c.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any change to such information in the registration statement.

2.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of this amended Form SB-2 Registration Statement and has duly caused this Form SB-2 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Vancouver, British Columbia, Canada on this 29th of December, 2005.

ADMAX RESOURCES INC.

BY:	/s/ Zhenyong Gao
Zhenyong Gao
President, Principal Executive Officer and a member of the Board of Directors

BY:	/s/ David W. Ze
David W. Ze
Principal Financial Officer, Principal Accounting Officer, Treasurer, Secretary and a member of the Board of Directors